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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          HITTITE MICROWAVE CORPORATION

                                     ******

     The undersigned, the President of HITTITE MICROWAVE CORPORATION (the "Corporation"), hereby certifies that:

     1.   (a)    The name of the Corporation is HITTITE MICROWAVE CORPORATION,

          (b) The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was June 30, 1988.

          (c) The Corporation's original Certificate of Incorporation was amended by a Certificate of Amendment of the Certificate of Incorporation filed with the Secretary of State of Delaware on March 11, 1996.

     2. The Certificate of Incorporation of the Corporation is hereby further amended by striking out Article FOURTH through Article TWELFTH thereof and by substituting in lieu thereof the new Article FOURTH through Article NINTH which is set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

     3. The provisions of the Certificate of Incorporation, as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Amended and Restated Certificate of Incorporation of HITTITE MICROWAVE CORPORATION.

     4. The amendments and the restatement of the Certificate of Incorporation have been duly adopted by both the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     5. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall upon the effective date of this Amended and Restated Certificate, read as follows:

     FIRST. The name of the Corporation is Hittite Microwave Corporation.

     SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

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     FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 25,000,000, of which (a) 5,000,000 shares shall be designated as Preferred Stock, par value $.01 per share (the "PREFERRED STOCK"), and (b) 20,000,000 shares shall be designated as Common Stock, par value $.01 per share (the "COMMON STOCK").

     The voting powers, designations, preferences, privileges and relative, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article Fourth.

                     A. SERIES A CONVERTIBLE PREFERRED STOCK

     1. DESIGNATION. A total of 1,288,628 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK").

     2.   VOTING.

          (a) SERIES A PREFERRED DIRECTOR. So long as (i) at least 966,471 shares of Series A Preferred Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock) are outstanding and (ii) the funds managed by Summit Partners and/or their Affiliates own a majority of the outstanding shares of Series A Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall, voting as a separate class, be entitled to elect one (1) director of the Corporation (the "SERIES A PREFERRED DIRECTOR"). Such Series A Preferred Director shall be the candidate receiving the greatest number of votes (with each holder of Series A Preferred Stock entitled to cast one vote for or against such candidate with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect. The election of the Sales A Preferred Director by the holders of the Series A Preferred Stock shall occur (i) at the annual meeting of holders of capital stock of the Corporation, (ii) at any special meeting of the holders of capital stock, (iii) at any special meeting of holders of Series A Preferred Stock called by the holders of a majority of the outstanding shares of Series A Preferred Stock, or (iv) by written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. If at any time when (i) at least 966,471 shares of Series A Preferred Stock (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock) are outstanding and (ii) the funds managed by Summit Partners and/or their Affiliates own a majority of the outstanding shares of Series A Preferred Stock, the Series A Preferred Director should cease to be a director of the Corporation for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock in the manner and on the basis specified above. During any period in which the position of the Series A Preferred Director remains vacant, the Board of Directors nonetheless shall be deemed duly constituted. As used herein, the term "AFFILIATE" in respect of any person means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned person; a person shall be deemed to control another person if such first person possesses directly or indirectly the power to

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direct, or cause the direction of, the management and policies of the second person, whether through the ownership of voting securities, by contract or otherwise.

          (b) OTHER VOTING. The holder of each share of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which such share of Series A Preferred Stock could be converted pursuant to Section A.6 hereof on the record date for the vote or written consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one). The holder of each share of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation and shall, vote with holders of the Common Stock, voting together as a single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.8) or by law.

     3. DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive in preference to the holders of any and all other classes of capital stock of the Corporation when and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends on the Series A Preferred Stock in cash at the compounded rate per annum of 5.00% on $11.64028719 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock), which shall compound annually on January 1 of each year and accrue from the date on which such shares of Series A Preferred Stock were issued by the Corporation (each such date, as "SERIES A PREFERRED ISSUANCE DATE"), subject to proration for partial years on the basis of a 365-day year (the "SERIES A DIVIDENDS"), The Series A Dividends will accumulate commencing as of the Series A Preferred Issuance Date and shall be cumulative, to the extent unpaid, whether or not they have been declared and whether or not the Corporation may legally pay such dividends. The Series A Dividends shall become due and payable with respect to any shares of Series A Preferred Stock as provided in Sections A.4 and A.5, Dividends paid in an amount less than the total amount of the Series A Dividends at the time accumulated and payable on all outstanding shares of Series A Preferred Stock shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. So long as any shares of Series A Preferred Stock are outstanding and the Series A Dividends have not been paid in full in cash (a) no dividend whatsoever (other than stock dividends) shall be paid or declared, and no distribution shall be made, on any shares of Common Stock; and (b) except as provided in Section A.8(d), no shares of Common Stock shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

     In addition to the Series A Dividends, the holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, any dividends (other than dividends payable in shares of Common Stock) declared on the Common Stock (treating each share of the provisions of Section
A.6 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

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     All numbers relating to the calculation of dividends pursuant to this
Section A.3 shall be subject to equitable adjustment in the event of any stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Series A Preferred Stock.

     4.   LIQUIDATION.

          (a) LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION EVENT"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings:

                 (i) Before any amount shall be paid or distributed to the holders of Common Stock, an amount (the "SERIES A LIQUIDATION AMOUNT") in cash equal to the greater of (A) (x) $11.64028719 per share (adjusted appropriately for stock splits, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock), plus (y) any accumulated but unpaid dividends to which such holder of outstanding shares of Series A Preferred Stock is then entitled (the sum of clauses (x) and (y) being referred to herein as the "Series A Preference Amount"), and (B) the amount to be received if each share of Series A Preferred Stock was converted into Common Stock and such Common Stock was redeemed at its Going Concern Value (as defined in Section A.4(b) hereof); provided that if, upon any Liquidation Event, the Series A Liquidation Amount as provided in this Section A.4 is not paid in full, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled; and

                 (ii) After the payment of the Series A Liquidation Amount to be paid to the holders of the Series A Preferred Stock as contemplated by Section A.4(a)(i) above, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

          (b) GOING CONCERN VALUE. The going concern value of the Corporation, ("GOING CONCERN VALUE") shall be determined on the basis of the following assumptions: (i) as though all outstanding securities which are then convertible into, exercisable for or exchangeable into shares of Common Stock of the Corporation (including, without limitation, vested options and warrants) had been converted into, exercised for or exchanged into Common Stock of the Corporation and any amounts payable upon such conversion, exercise or exchange paid to the Corporation; (ii) without any reduction in value for lack of control or the inherent lack of liquidity of minority interests; (iii) giving full effect to the earnings history and prospects of the Corporation; and (iv) otherwise on a basis which values each share of Common Stock of the Corporation at the same per share price. In order to determine the Going Concern Value, the Board of Directors of the Corporation and the holders of at least a majority of the outstanding shares of Series A Preferred Stock shall meet and use their best efforts to reach an agreement on the Corporation's Going Concern Value. If such parties are unable to reach such an aggeement within a reasonable amount of time, such parties will use their best efforts to agree upon the selection of an independent appraiser or investment banking firm of national standing within thirty (30) business days after giving of notice that requires a determination of Going Concern Value. Such appraiser or investment banking firm will have thirty (30) business days in which to determine the Going Concern Value and its determination will be final and binding on all parties

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concerned. All costs of such determination shall be borne 50% by the Corporation and 50% by the holders of outstanding shares of Series A Preferred Stock (allocated on a pro rata basis).

          (c) CONVERSION RIGHTS NOT IMPAIRED. Nothing in this Section A.4 with respect to any Liquidation Event shall in any way limit the right of the holders of shares of Series A Preferred Stock to elect to convert such shares into shares of Common Stock in accordance with the provisions of Section A.6.

          (d) SURRENDER OF CERTIFICATE. On the effective date of any Liquidation Event, the Corporation shall pay all cash and other consideration to which the holders of Series A Preferred Stock shall be entitled under this Section A.4. Upon receipt of such payment, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Corporation, or shall notify the Corporation or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith (an "AFFIDAVIT OF LOSS"), whereupon each surrendered certificate shall be canceled and retired.

          (e) NOTICE. Prior to the occurrence of any Liquidation Event, the Corporation will furnish each holder of Series A Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Liquidation Event, stating in reasonable detail the amount(s) per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section A.4(a) hereof and stating in reasonable detail the facts upon which such amount was determined.

     5.   REDEMPTION.

          (a) OPTIONAL REDEMPTION. On or after November 20, 2005, or if earlier, the occurrence of (i) a merger or consolidation of the Corporation with or into another entity (except for a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding voting power of such surviving corporation), (ii) the sale or transfer of all or substantially all of the properties and assets of the Corporation, (iii) any purchase of shares of capital stock of the Corporation (either through a negotiated stock purchase or a tender for such shares) in one or more related transactions by any party or group (other than the Investors, as such term is defined in that certain Stock Purchase Agreement, dated as of November 20, 2000, by and among the Corporation, the Investors and the other parties named therein (the "PURCHASE AGREEMENT") that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Corporation immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such purchase, (iv) the redemption or repurchase by the Corporation of shares of capital stock of the Corporation (other than the Series A Preferred Stock in accordance with the terms hereof) representing a majority of the voting power of the outstanding shares of capital stock of the Corporation, or (v) an initial public offering of the Common Stock of the

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Corporation that is not a QPO (as defined in Section A.6(b) hereof) (each, an
"EXTRAORDINARY TRANSACTION"), at the election of the holders of a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall redeem all shares of Series A Preferred Stock then outstanding at the Redemption Price specified below; provided that the foregoing right of redemption shall be permissible in the case of clauses (i) and (ii) only where the consideration consists primarily of cash and/or Liquid Stock (as hereinafter defined). The foregoing election shall be made by such holders giving the Corporation and each of the other holders of the Series A Preferred Stock not less than thirty (30) days' prior written notice or within twenty (20) days after notice of an Extraordinary Transaction, as the case may be, which notice shall set forth the date for such redemption (the "Redemption Date"). On the Redemption Date, the Corporation shall redeem all shares of Series A Preferred Stock for a per share redemption price equal to the greater of (A) the Series A Preference Amount and
(B) the amount to be received if each share of Series A Preferred Stock was converted into Common Stock and such Common Stock was redeemed at its Going Concern Value (the "REDEMPTION PRICE"). On the Redemption Date, each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer, to the Corporation (or accompanied by duly executed stock powers relating thereto) at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, or in the event the certificate or certificates are lost, stolen or missing, shall deliver an Affidavit of Loss with respect to such certificates, whereupon, such holders shall be entitled to receive payment of the Redemption Price. As used herein the term "LIQUID STOCK" shall mean shares of capital stock of a corporation which is subject to the reporting requirements of the Securities and Exchange Commission under Section 12 of the Securities and Exchange Act of 1934, as amended, which is admitted to trading on a national securities exchange or the NASDAQ National Market System and which may be immediately sold in the public market without restriction of any kind, whether imposed by law or by contract.

          (b) TERMINATION OF RIGHTS. From and after the Redemption Date, unless the Corporation shall have failed to pay or tender the Redemption Price, all dividends on the Series A Preferred Stock shall cease to accrue, all rights of the holders with respect to such redeemed shares of Series A Preferred Stock (except the right to receive the Redemption Price upon surrender of their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed outstanding for any purposes whatsoever.

          (c) INSUFFICIENT FUNDS. If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total outstanding number of shares of Series A Preferred Stock, the Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed at the Redemption Price together with any accrued interest thereon as provided below. If any shares of Series A Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Redemption Price on all

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outstanding shares of Series A Preferred Stock, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price for the unredeemed portion at an aggregate per annum rate equal to twelve percent (12%) or the maximum rate of interest permitted under applicable law, whichever is less.

          (d) NON-CASH CONSIDERATION. Notwithstanding the provisions of Section A.5(a), in connection with any Extraordinary Transaction, the holders of Series A Preferred Stock shall, on the effective date of such Extraordinary Transaction, be paid by the Corporation the Redemption Price solely in cash and/or Liquid Stock delivered in such Extraordinary Transaction having a value (as determined below) equal to the Redemption Price. Notwithstanding the foregoing, in the event of an Extraordinary Transaction, as described in Section A.5(a)(iii), the consideration required to be paid by the Corporation pursuant to Section A.5(a) shall be paid by the Corporation on the effective date of such Extraordinary Transaction in cash.

     Any Liquid Stock to be delivered to the holders of the Series A Preferred Stock upon any Extraordinary Transaction shall be valued as follows: (i) if traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such Extraordinary Transaction, (ii) if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the twenty-one (21) trading days (or all such, trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such Extraordinary Transaction, or (iii) as otherwise determined in good faith by resolution of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock.

          (e) CONVERSION RIGHTS NOT IMPAIRED. Nothing is this Section A.5 with respect to any Extraordinary Transaction shall in any way limit the right of the holders of shares of Series A Preferred Stock to elect to convert such shares into shares of Common Stock in accordance with the provisions of Section A.6.

          (f) NOTICE. Prior to the occurrence of any Extraordinary Transaction, the Corporation will furnish each holder of Series A Preferred Stock notice in accordance with Section A.9 hereof, together with at certificate prepared by the chief financial officer of the Corporation describing in detail the facts of such Extraordinary Transaction, stating in reasonable detail the amount(s) per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section A.5(a) hereof and stating in reasonable detail the facts upon which such amount was determined and describing in reasonable detail all material terms of such Extraordinary Transaction, including without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Corporation at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

     6. CONVERSION. The holders of the Series A Preferred Stock shall have the following conversion rights:

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     (a)  VOLUNTARY CONVERSION. A holder of shares of Series A Preferred Stock shall be entitled at any time, upon written election to the Corporation, without payment of any additional consideration, to cause any or all of its shares of Series A Preferred Stock to be converted into a number of shares of Common Stock computed by multiplying the number of shares of Series A Preferred Stock to be converted by their applicable Conversion Value and dividing the result by the Conversion Price then, in effect ("VOLUNTARY INDIVIDUAL CONVERSION"). In addition, the holders of shares of Series A Preferred Stock shall be entitled at any time, upon written election of the holder or holders of not less than a majority of the outstanding shares of Series A Preferred Stock, without payment of any additional consideration, to cause all (but not less than all) of the outstanding shares of Series A referred Stock to be converted into a number of shares of Common Stock based on the Conversion Price then in effect ("VOLUNTARY GROUP CONVERSION"). The "CONVERSION VALUE" of the Series A Preferred Stock shall be $11.64028719 per share, The "CONVERSION PRICE" for the Series A Preferred Stock shall initially be $11.64028719 per share, subject to adjustment as hereinafter provided. If shares of Series A Preferred Stock are converted pursuant to this Suction A.6(a) at a time when there are any accrued but unpaid Series A Dividends due on such shares, such Series A Dividends shall be forfeited upon such conversion. If shares of Series A Preferred Stock are converted pursuant to this Section A.6(a) at a time when there are any accrued but unpaid dividends (other than the Series A Dividends), before any amount shall be paid or distributed to the holders of Common Stock, such amounts shah be paid in ill by the Corporation in connection with such conversion.

     (b) AUTOMATIC CONVERSION UPON QUALIFIED PUBLIC OFFERING. Each outstanding share of Series A Preferred Stock shall automatically be converted into the number of shares of Common Stock into which such shares are convertible as computed according to the formula set forth in Section A.6(a) hereof at the then effective Conversion Price as of, and in all cases subject to, the closing of the Corporation's first underwritten offering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), provided that (1) such registration statement covers the offer and sale of Common Stock of which the aggregate net proceeds attributable to sales for the account of the Corporation exceed $50,000,000, (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market and (iii) the per share public offering price exceeds the product of (x) 2.25 and (y) the sum of the Conversion Price and the Series A Dividends accrued through the closing date of such offering (a "QPO" or a "QUALIFIED PUBLIC OFFERING"); PROVIDED, that if a closing of a QPO occurs, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing. If shares of Series A Preferred Stock are converted pursuant to this Section A.6(b) at a time when there are any accrued but unpaid Series A Dividends due on such shares, such Series A Dividends shall be forfeited upon such conversion. If shares of Series A Preferred Stock are the holders of Common Stock, such amounts shall be paid in full by the Corporation in connection with such conversion.

     (c)  PROCEDURE FOR VOLUNTARY CONVERSION.

          (i) Upon the election by a holder of Series A Preferred Stock to effect a Voluntary Individual Conversion, such holder shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duty executed stock powers

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     relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, or in the event the certificate or certificates are lost, stolen or missing, shall deliver an Affidavit of Loss with respect to such certificates. The issuance by the Corporation of Common Stock upon a Voluntary Individual Conversion, shall be effective as of the surrender of the certificate or certificates for the Series A Preferred Stock to be converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or as of the delivery of an Affidavit of Loss. Upon surrender of a certificate representing Series A Preferred Stock for such conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holders shall be entitled upon conversion, plus a cash payment in the amount of any accrued but unpaid dividends (other than the Series A Dividends) and other amounts as contemplated by this Section A.6 in respect of the shares of Series A Preferred Stock which are converted.

          (ii) Notwithstanding the foregoing, in the event of a Voluntary Group Conversion pursuant to Section A.6(a) upon the election of the holder or holders of not less than a majority of Series A Preferred Stock, each outstanding share of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and all rights with respect to such applicable Series A Preferred Stock shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefore or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted plus all accrued but unpaid dividends (other than the Series A Dividends) and other amounts as contemplated by this Section A.6 in respect of the shares of Series A Preferred Stock which are converted. Upon surrender of a certificate representing Series A Preferred Stock for conversion, or delivery of an Affidavit of Loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock, to which such holders shall be entitled upon conversion, plus a cash payment in the amount of any accrued but unpaid dividends (other than the Series A Dividends) and other amounts as contemplated by this Section A.6 in respect of the shares of Series A Preferred Stock which are converted.

          (iii) The issuance of certificates for Common Stock upon conversion of Series A Preferred Stock will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

     (d) PROCEDURE FOR AUTOMATIC CONVERSION ON QUALIFIED PUBLIC OFFERING. As of, and in all cases subject to, the closing of a Qualified Public Offering (the "AUTOMATIC CONVERSION

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DATE"), all outstanding shares of Series A Preferred Stock shall be converted automatically into shares of Common Stock as set forth in Section A.6(b) hereof and without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation or its transfer agent. On the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefore or delivery of an Affidavit of Loss thereof to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted plus all accrued but unpaid dividends (other than the Series A Dividends) and other amounts as contemplated by Section A.6(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Upon surrender of such certificates or Affidavit of Loss the Corporation shall issue and deliver to such holder, promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Automatic Conversion Date and shall pay all amounts as contemplated by Section A.6(b) in respect of the shares of Series A Preferred Stock which are converted.

     (e) FRACTIONAL SHARES. The Corporation shall not be obligated to deliver to holders of Series A Preferred Stock any fractional share of Common Stock issuable upon any conversion of such Series A Preferred Stock (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted), but in lieu thereof may make a cash payment in respect thereof in any manner permitted by law.

     (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     (g) NO CLOSING OF TRANSFER BOOKS. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner which would interfere with the timely conversion of any shares of Series A Preferred Stock.

     7. ADJUSTMENTS. The Conversion Price in effect from time to time shall be subject to adjustment from and after the Series A Preferred Issuance Date as follows:

     (a) DIVIDENDS AND STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of

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Series A Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

     (b) REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time of the date hereof is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, on the effective date of such combination or reverse split, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock shall be decreased in proportion to such decrease in proportion to such decrease in outstanding shares of Common Stock.

     (c) SALE OF COMMON STOCK. In the event the Corporation shall at any time, or from time to time, issue, sell or exchange any shares of Common Stock (including shares held in the Corporation's treasury but excluding (i) up to 1,616,000 shares of Common Stock (as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) or such greater number of shares as are hereinafter approved by the Corporation's Board of Directors (including the Series A Preferred Director) issued (pursuant to the exercise of options or otherwise) to the Corporation's employees, directors and consultants pursuant to employee stock and option plans approved by the Corporation's Board of Directors, provided that any options for shares of Common Stock that expire or terminate before exercise shall not be counted against such maximum number of shares; (ii) any shares of Common Stock which may be issued upon conversion of the Series A Preferred Stock; (iii) any shares of Common Stock issued or issuable by reason of a stock split, stock dividend or other distribution shares of Common Stock that is covered by Sections A.7(a) and A.7(b) hereof (iv) securities issued to vendors, suppliers, financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Corporation's Board of Directors (including the Series A Preferred Director); (v) securities issued pursuant to the acquisition of another corporation or entity, or any product line, intellectual property or technology, by the Corporation or any subsidiary of the Corporation by means of a merger, consolidation, purchase of assets or other transaction or series of related transactions approved by the Corporation's Board of Directors (including the Series A Preferred Director); and (vi) securities that are designated as included in the definition of Excluded Shares by the prior written consent of holders of a majority of the Series A Preferred Stock outstanding (the securities referred to in clauses (i) through (vi) shall collectively be referred to as the "EXCLUDED SHARES")) for a consideration per share (the "PURCHASE PRICE") less than the Conversion Price in effect immediately prior to the issuance, sale or exchange of such shares (any such issuance, sale or exchange is hereafter referred to as a "DILUTIVE TRANSACTION"), then, and thereafter successively upon each such Dilutive Transaction the Conversion Price shall forthwith be reduced to an amount determined by multiplying the Conversion Price by a fraction:

          (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the Dilutive Transaction (excluding treasury shares but including all shares of Common Stock issuable upon Conversion or exercise of any outstanding Series A Preferred Stock, options, warrants, rights or other convertible securities) plus (Y) the number of shares of Common Stock which the net aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued in the Dilutive Transaction would purchase at the Conversion Price (prior to such adjustment); and

          (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the Dilutive Transaction (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series A Preferred Stock, options, warrants, rights or other convertible securities), plus (Y) the number of such additional shares of Common Stock so issued in the Dilutive Transaction.

     (d) SALE OF OPTIONS, RIGHTS OR CONVERTIBLE SECURITIES. In the event the Corporation shall at any time or from time to time, issue options, warrants or rights to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock (other than any options or warrants for Excluded Shares), for a Purchase Price (determined by dividing the Net Aggregate Consideration (as determined below) by the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or other convertible securities were exercised or converted to the fullest extent permitted by their terms) less than the Conversion Price is effect immediately prior to the issuance of such options, warrants or rights or other convertible or exchangeable securities, the Conversion Price shall forthwith be reduced to an amount determined by multiplying the Conversion Price by a fraction:

          (i) the numerator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or other convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series A Preferred Stock, options, warrants, rights or other convertible securities), plus (Y) the number of shares of Common Stock which the total amount of consideration received by the Corporation for the issuance of such options, warrants, rights or convertible securities plus the minimum amount set forth in the terms of such security as payable to the Corporation upon the exercise or conversion thereof (the "NET AGGREGATE CONSIDERATION") would purchase at the Conversion Price prior to adjustment; and

          (ii) the denominator of which shall be (X) the number of shares of Common Stock of all classes outstanding immediately prior to the issuance of such options, warrants, rights or other convertible securities (excluding treasury shares but including all shares of Common Stock issuable upon conversion or exercise of any outstanding Series A Preferred Stock, options, warrants, rights or other convertible securities), plus (Y) the aggregate number of shares of Common Stock that would be issued if all such options, warrants, rights or other convertible securities were exercised or converted.

     (e) EXPIRATION OR CHANGE IN PRICE. If the consideration per share provided for in any options, warrants, convertible securities or any other rights to subscribe for shares of Common Stock or any securities exchangeable, for or convertible into shares of Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such options, warrants, convertible securities or other rights provided for such changed consideration per share (determined as provided in Section A.7(d) hereof), at the time initially granted, issued or sold; provided that such adjustment of the Conversion Price will be made only as and to the extent that such Conversion Price effective upon such adjustment remains less than or equal to such Conversion Price that would be in effect if such options, warrants, rights or securities had not been issued. No adjustment of the Conversion Price shall be made under this Section A.7 upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if an adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Conversion Price shall be disregarded if, as, and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are canceled without having been exercised, so that the Conversion Price effective immediately upon such cancellation or expiration shall be equal to the Conversion Price in effect at the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to the Conversion Price had the expired or canceled warrants, options, rights or convertible securities not been issued.

     (f) OTHER ADJUSTMENTS. In the event the Corporation shall make or issue, or for a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, than and in each such event lawful and adequate provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section A.7 as applied to such distributed securities.

     (g) REORGANIZATION, ETC. If the Common Stock issuable upon the conversion of the Series A Preferred Stock, shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section A.7), then and in each such event the holder of each share of Series A Preferred Stock shall have the right to receive upon conversion of the Series A Preferred Stock, the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (h) MERGERS AND OTHER REORGANIZATIONS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination or reclassification provided for elsewhere in this Section A.7) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section A.7 (including, without limitation, provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series A Preferred Stock.

     Each holder of Series A Preferred Stock upon the occurrence of a capital reorganization, merger or consolidation of the Corporation or the sale of all or substantially all of its assets and properties and such events are more fully set forth on the first paragraph of this Section A.7(h), shall have the option of electing treatment of its shares of Series A Preferred Stock under either this Section A.7(h) or Sections A.4 or A.5 hereof in accordance with the terms thereof.

     (i) CALCULATIONS. All calculations under this Section A.7 shall be made to the 1/1,000,00th of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

     (j) CERTIFICATE. Upon the occurrence of each adjustment or readjustment pursuant to this Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Series A Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustment, (ii) the applicable Conversion Price before and after such adjustments or readjustments, and (iii) the number of shares of Commons Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock.

     8. COVENANTS. So long as any shares of Series A Preferred Stock shall be outstanding, the Corporation shall not, without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock voting as a separate class:

          (a) take any action or enter into any agreement to create or authorize any new class or series of securities which has a preference over, or is offered in a Dilutive Transaction with rights on a PARI PASSU basis with, the Series A Preferred Stock as to dividends or redemptions or with respect to the distribution of assets or other amounts in connection with a Liquidation Event or an Extraordinary Transaction;

          (b) effect (i) any Liquidation Event or (ii) any Extraordinary Transaction other than a Qualified Sale Event (as hereinafter defined);

          (c) declare or pay dividends or make any distributions of cash, property or securities of the Corporation with respect to any shares of its Common Stock or any other capital stock of the Corporation other than dividends or distributions required to be made on or with respect to the Series A Preferred Stock, dividends payable solely in shares of Common Stock or securities exercisable therefore or the Stockholder Distribution (as defined in the Purchase Agreement);

          (d) repurchase, redeem or otherwise acquire any of the outstanding capital stock of the Corporation, except for (i) the repurchase of unvested shares from employees, directors or consultants at cost, pursuant to the terms of agreements which were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock) and (ii) the redemption of the Series A Preferred Stock pursuant to and in accordance with this Amended and Restated Certificate of Incorporation;

          (e) amend, alter, repeal or waive any provision of, or add any provision to this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series A Preferred Stock or that otherwise adversely affects the rights of the holders of the Series A Preferred Stock;

          (f) authorize or engage in any acquisition of any corporation or business concern, whether by acquisition for cash, capital stock or otherwise, or make any other investment in another business entity or any joint venture or similar arrangement, in which the value of the consideration or funding obligation of the Corporation exceeds $5,000,000;

          (g) increase the number of authorized shares of Series A Preferred Stock;

          (h) authorize any reclassification or recapitalization of the outstanding capital stock of the Corporation;

          (i) increase the authorized number of directors constituting the Corporation's Board of Directors to more than seven (7); or

          (j) permit the aggregate of indebtedness (consisting of debt under credit facilities, capital leases and similar obligations) of the Corporation and/or its subsidiaries on a consolidated basis measured at the end of each fiscal quarter to exceed the Corporation's total stockholders' equity (including for this purpose all equity contributed to the Corporation in exchange for any shares of preferred stock of the Corporation),

          As used herein, the term "QUALIFIED SALE EVENT" shall mean (i) a merger or consolidation of the Corporation with or into another entity (except for a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding voting power of such surviving corporation), (ii) the sale or transfer of all or substantially all of the properties and assets of the Corporation, or (iii) the sale of all of the outstanding capital stock of the Corporation, in each such case where the cash and/or Liquid Stock proceeds to be received by the holders of each share of Series A Preferred Stock in such transaction exceeds the product of (x) 2.25 and
(y) the sum of the Conversion Price and the Series A Dividends accrued through the effective date of such transaction; provided that the total market capitalization of the issuer of the Liquid Stock shall be at least $1,000,000,000 and the average daily trading volume of such

Liquid Stock for twenty-one (21) trading days immediately preceding the effective date of such transaction is sufficient to permit the sale of all of the shares of such Liquid Stock to be received by the holders of Series A Preferred Stock on the effective date of such transaction without adversely affecting the price of such Liquid Stock; PROVIDED, FURTHER, that for purposes of allocating the proceeds of such transaction to the holders of Series A Preferred Stock the total proceeds of such transaction to be received by the stockholders of the Corporation shall be deemed to include any amounts payable to the officers and key employees of the Corporation whether or not characterized as compensation or payment in consideration of non-competition covenants and the like (other than base salary, bonus and other compensation arrangements which are consistent with the past practices of the Corporation).

          Further, the Corporation shall not, by amendment of this Amended and Restated Certificate of Incorporation or through any Extraordinary Transaction or other reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions set forth herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem Series A Preferred Stock under the circumstances contemplated by Section A.5 hereof. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

     9.   NOTICE.

          (a) LIQUIDATION EVENTS, EXTRAORDINARY TRANSACTIONS, ETC. In the event (i) the Corporation establishes a record data to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in, connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event, Extraordinary Transaction or QPO becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least twenty (20) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction or QPO is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

          (b) WAIVER OF NOTICE. The holder or holders of not less than a majority of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, waive any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

          (c) GENERAL. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock or any other class or series of capital stock of the Corporation, the Corporation shall at the same time provide a copy of any such notice, report or statement to each bolder of outstanding shares of Series A Preferred Stock.

     10. NO REISSUANCE OF SEINES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     11. CONTRACTUAL RIGHTS OF HOLDERS. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including without limitation, one or more actions for specific performance.

                                 B. COMMON STOCK

     1. DESIGNATION. A total of 20,000,000 shares of the Corporation's common stock shall be designated as Common Stock, par value $.01 per share.

     2.   VOTING.

          (a) ELECTION OF DIRECTORS. The holders of Common Stock, voting together with the holders of outstanding Series A Preferred Stock as a single class on an as-converted basis, shall be entitled to elect; (i) for so long as any shares of Series A Preferred Stock remain in accordance with the applicable provisions of the By-laws of the Corporation and applicable law. Such directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast (with each stockholder entitled to cast one vote for or against each candidate with respect to each share of Common Stock or Series A Preferred Stock (determined on an as-converted basis) held by such holder), with votes cast against such candidates and votes withhold having no legal effect. The election of such directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the By-laws of the Corporation, or by consent in lieu thereof in accordance with this Amended and Restated Certificate of Incorporation. If a person elected in accordance with the foregoing provisions should cease to be a director for any reason, the vacancy shall only be filled by the vote of outstanding shares entitled to vote for such directors, in the manner and on the basis specified above. If at any time fewer than the number of directors indicated above have been elected, the Board of Directors shall nonetheless be deemed duly constituted.

          (b) OTHER VOTING. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and, for so long as any share of Series A Preferred Stock remains outstanding, shall vote together with the holders of the Series A Preferred Stock as a single class on an as-converted basis upon any items submitted to a vote of stockholders, except as otherwise provided herein.

     3. DIVIDENDS. Subject to the payment in full of the accrued but unpaid Series A Dividends to the holders of the Series A Preferred Stock, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefore at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A

Preferred Stock and Common Stock sharing PARI PASSU in such dividends as contemplated by Section A.3 of this Article Fourth.

     4. LIQUIDATION. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock are entitled with respect to the distribution of assets, the holders of Common Stock shall be entitled to receive all amounts to which the holders of Common Stock are entitled from the remaining assets of the Corporation available for distribution as contemplated under Section A.4(a)(ii).

     5. FRACTIONAL SHARES. The Corporation may not issue fractional shares of Common Stock or Preferred Stock.

     FIFTH. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

     SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the powers of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

     SEVENTH. No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for, and only to the extent of liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of, or adoption of any provision of the Certificate of Incorporation inconsistent with, this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment to or repeal or adoption of an inconsistent provision. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware.

     EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     NINTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter-amended are granted subject to the rights reserved in this article.

                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirmed that the statements made in this Amended and Restated Certificate of Incorporation are true under the penalties of perjury this 20th day of November, 2000.


                                               HITTITE MICROWAVE CORPORATION


                                               /s/ Yalcin Ayasli
                                               ------------------------------
                                               Yalcin Ayasli, President